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Exhibit 99.4

        EXECUTION COPY

UMBRELLA AGREEMENT

        It is agreed between Fortis Bank, société anonyme/naamloze vennootschap, hereinafter referred to as "the Bank" of the one part; and UCB SA, hereinafter referred to as "the Borrower", of the other part, that a credit facility of GBP 800,000,000 (eight hundred million pounds sterling) (the "Facility") shall be made available upon the terms and conditions of

  (a)
  this agreement;

  (b)
  the executed credit facility letter (the "Credit Facility Letter") attached hereto as Appendix A;

  (c)
  the executed revolving credit facility agreement (the "Credit Agreement") attached hereto as Appendix B;

  (d)
  the Bank's Conditions Générales des Ouvertures de Crédit aux Enterprises (the "Conditions") attached hereto as Appendix C; and

  (e)
  the Bank's Conditions Générales (the "General Terms and Conditions") attached hereto as Appendix D.

1.     ENTIRE AGREEMENT/GOVERNING PROVISIONS

        Notwithstanding any previous correspondence, discussions (including oral) and any references to other documents or agreements in the Credit Facility Letter, the Credit Agreement, the Conditions and the General Terms and Conditions, this agreement, the Credit Facility Letter, the Credit Agreement, the Conditions and the General Terms and Conditions (together, the "Finance Documents") constitute the entire agreement of the parties in relation to the Facility.

        In the case of any inconsistency between the provisions of this agreement and those of the other Finance Documents (including, without limitation, article 2 of the Conditions), the provisions of this agreement shall prevail. In the case of any inconsistency between the provisions of the Credit Facility Letter or the Credit Agreement and the Conditions, the provisions of the Credit Facility Letter and the Credit Agreement shall prevail. In the case of any inconsistency between the provisions of the Conditions and the General Terms and Conditions, the Conditions shall prevail.

        The governing law and other provisions set out in Article 23 of the Conditions shall be applied in the same manner for this agreement.

2.     PURPOSE OF THE FACILITY AND AVAILABILITY

        The purpose of the Facility is the financing or refinancing of the acquisition by the Borrower or any of its affiliates of shares in Celltech Group plc pursuant to a public offer ("Offer") (including, without limitation, pursuant to sections 428 et seq. of the Companies Act 1985) or by means of share purchases, together with any fees and expenses payable in connection with the Offer.

        The Bank confirms to the Borrower that as at the date hereof the Facility is unconditionally available and, in particular, but without limitation, that no further document or other evidence need be delivered, no further step need be taken and no further circumstance need have occurred as conditions to availability (including, without limitation, any step to be taken set out under the heading "Conditions Precedent for Drawdown of the Facility" in the Credit Agreement), other than the delivery by the Borrower to the Bank of a written application for an Advance (as defined in the Credit Agreement) in accordance with paragraph A under the heading "Availability" in the Credit Agreement.

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3.     CERTAINTY OF FUNDS

        During the period from the date hereof to the date falling 6 months after the date of the announcement of the Offer, unless a Certain Funds Condition (as defined below) has occurred and is continuing, the Facility shall be unconditionally available and the Bank shall not:

    (a)
    have the right to prevent or limit the utilisation of the Facility whether by cancellation, suspension, rescission, termination (including, without limitation, "dénonciation" and "suspension") of the Facility, or otherwise (including, without limitation, the taking of any step under Articles 18, 19 and 20 of the Conditions);

    (b)
    make or enforce any claims it has under the Finance Documents if the effect of such claim or enforcement may prevent or limit the utilisation of the Facility;

    (c)
    otherwise exercise any right of set-off, counter-claim or similar right or remedy if to do so may prevent or limit the utilisation of the Facility;

    (d)
    cancel or declare the Facility immediately due and payable or payable on demand; and/or

    (e)
    transfer any of its rights or obligations to one or more third parties without the approval of the Borrower (such approval to be granted where the Borrower is satisfied (acting reasonably) that the terms of the Finance Documents apply to such transferee with the same effect).

        For the purposes of this Clause 3 (Certainty of Funds), a Certain Funds Condition shall mean:

    (i)
    a failure by the Borrower to give three business days' notice of the Advance (as defined in the Credit Agreement) including the 4 numbered points set out in paragraph A under the heading "Availability" in the Credit Agreement;

    (ii)
    a failure by the Borrower to comply with the conditions set out in points numbered 1, 2 and 3 (but not 4) in paragraph B under the heading "Availability" in the Credit Agreement; and/or

    (iii)
    a moratorium ("gerechtelijk akkoord/concordat judiciaire"), granted to the Borrower or the bankruptcy ("faillite/failliet") of the Borrower.

2

Executed at Brussels in Brussels                                                 on May 17, 2004

UCB SA, the Borrower		FORTIS BANK SA, the Bank
Signature:	/s/ D. JANSSEN	Signature:	/s/ [ILLEGIBLE]
Name:	D. JANSSEN	Name:	[ILLEGIBLE] Director
Capacity:	DIRECTOR	Capacity:
Signature:	/s/ G. JACOBS		/s/ [ILLEGIBLE]
Name:	G. JACOBS		[ILLEGIBLE] Corporate Credit Support Director
Capacity:	DIRECTOR

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UCB SA, the Borrower		FORTIS BANK SA, the Bank
Signature:	/s/ D. JANSSEN	Signature:
Name:	D. JANSSEN	Name:
Capacity:	DIRECTOR	Capacity:
Signature:	/s/ G. JACOBS
Name:	G. JACOBS
Capacity:	DIRECTOR
Signature conformes et engageant valabiement ?? société
/s/ ERIK BUEDTS
Erik Buedts Head of CMBC Global Cash Management

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APPENDIX A
THE CREDIT FACILITY LETTER

5

FORTIS BANK

UCB S.A.
For the attention of Marc Wiers
Advisor to the Executive Committee
Allée de la Recherohe 60
1070 Bussels

        Date: 14 May 2004

Your Correspondent:
Stéphane Claus (tel: 32 2 565 00 73)

Our References:
CORP/REA1/HDL/1MASE

Dear Sirs,

        We refer to our recent discussions and inform you that we are prepared to grant you a credit facility to finance part of the planned acquisition of the shares of CELLTECH GROUP Plc pursuant to a public offer (the "Offer") (including without limitation, pursuant to sections 428 et. seq. Of the Companies Act 1985) and the fees and expenses payable in connection with the offer for such acquisition.

        The amount of our credit facility will amount to

        GBP 800.000.000,- eight hundred million pound sterling).

        This credit facility will be used in the forms of utilisation, terms and conditions laid down below and will be governed by the "Conditions Générales des Ouvertures de Crédit aux Entreprisee" registered at the sixth registry office, on 20 December 2001, volume 275, sheet 3, number 17, hereinafter referred to as the "General Lending Conditions", a copy of which you acknowledge having received together with a free translation.

        FORM OF UTILISATION, TERMS AND CONDITIONS

        Until further notice the credit facility will be available in the following form and at the following terms and conditions:

REVOLVING CREDIT BRIDGE FACILITY

        Amount:    GBP 800.000.000,- (eight hundred million pound sterling).

        Terms:    The modalities of this Revolving Credit Bridge Facility are described in the agreement attached hereto.

        ARRANGEMENT FEE

        We will debit your current account with a flat fee of EUR 980.000,-.

        VALIDITY OF THE OFFER

        Please let us have your agreement with the content of this letter, by returning before 18 May 2004 the copy herewith, duly signed by persons authorised to commit your company. The two original copies of the Revolving Credit Bridge Facility should also be in our possession before this date validly signed by your company. Please add the date of signing before your signature.

        [ILLEGIBLE]

        If the aforementioned deadline is not observed, then we are entitled to make the application of the aforementioned changes dependent upon a new agreement.

Yours faithfully,
/s/ E. PETIT	/s/ H. WUYTS
E. Petit Senior Manager Corporate Credit Support	H. Wuyts Senior Manager Corporate Credit Support

2

FORTIS BANK

UCB S.A.
For the attention of Marc Wiers
Advisor to the Executive Committee
Allée de la Recherohe 60
1070 Bussels

        Date: 14 May 2004

Your Correspondent:
Stéphane Claus (tel: 32 2 565 00 73)

Our References:
CORP/REA1/HDL/1MASE

COPY FOR APPROVAL

Dear Sirs,

        We refer to our recent discussions and inform you that we are prepared to grant you a credit facility to finance part of the planned acquisition of the shares of CELLTECH GROUP Plc pursuant to a public offer (the "Offer") (including without limitation, pursuant to sections 428 et. seq. Of the Companies Act 1985) and the fees and expenses payable in connection with the offer for such acquisition.

        The amount of our credit facility will amount to

        GBP 800.000.000,- eight hundred million pound sterling).

        This credit facility will be used in the forms of utilisation, terms and conditions laid down below and will be governed by the "Conditions Générales des Ouvertures de Crédit aux Entreprisee" registered at the sixth registry office, on 20 December 2001, volume 275, sheet 3, number 17, hereinafter referred to as the "General Lending Conditions", a copy of which you acknowledge having received together with a free translation.

        FORM OF UTILISATION, TERMS AND CONDITIONS

        Until further notice the credit facility will be available in the following form and at the following terms and conditions:

REVOLVING CREDIT BRIDGE FACILITY

        Amount:    GBP 800.000.000.- (eight hundred million pound sterling).

        Terms:    The modalities of this Revolving Credit Bridge Facility are described in the agreement attached hereto.

        ARRANGEMENT FEE

        We will debit your current account with a flat fee of EUR 980.000.-.

        VALIDITY OF THE OFFER

        Please let us have your agreement with the content of this letter, by returning before 18 May 2004 the copy herewith, duly signed by persons authorised to commit your company. The two original copies

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of the Revolving Credit Bridge Facility should also be in our possession before this date validly signed by your company. Please add the date of signing before your signature.

        If the aforementioned deadline is not observed, then we are entitled to make the application of the aforementioned changes dependent upon a new agreement.

Yours faithfully,
E. Petit Senior Manager Corporate Credit Support		H. Wuyts Senior Manager Corporate Credit Support
For approval	UCB S.A.
Date:	May 17, 2004
Signed by:	D. JANSSEN	Signed by:	G. JACOBS
Title:	DIRECTOR	Title:	DIRECTOR
	/s/ D. JANSSEN		/s/ G. JACOBS

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APPENDIX B
THE CREDIT AGREEMENT

5

UCB FISCAL DEPARTMENT

FORTIS BANK,[ILLEGIBLE]
With registered office at
[ILLEGIBLE]
B-1000 [ILLEGIBLE]

VAT No [ILLEGIBLE] [ILLEGIBLE]
[ILLEGIBLE] Trade Register No 7?034

REVOLVING CREDIT BRIDGE FACILITY AGREEMENT

Between:

  1)
  Fortis Bank, [ILLEGIBLE]

        hereinafter referred to as "the Bank", of the one part

and

  2)
  UCB, [ILLEGIBLE], [ILLEGIBLE] [ILLEGIBLE], 1070 Brussels,

        hereinafter referred to as "the Borrower", of the other part.

the following has been agreed:

        In a letter of 14 May 2004 the Bank granted the Borrower a credit facility. The type of drawdown stipulated below this under this credit facility and is subject to the drawdown procedure and terms and conditions given hereinafter.

FACILITY—PURPOSE AND TYPE

        The purpose of the Facility is to finance part of the acquisition by the Borrower (or indirectly by any of its affiliates) of [ILLEGIBLE] shares in [ILLEGIBLE] GROUP ???. (the "Acquisition") pursuant to a public offer (the "Offer") (including without limitation, pursuant to sections [ILLEGIBLE]. Of the Companies Act 1985) and the fees and expenses payable in connection with the Offer.

        This is a revolving credit bridge facility which is granted for an amount of [ILLEGIBLE] (eight hundred million pounds sterling), (hereinafter referred to as "the Facility").

DEFINITIONS

        For the purposes of this agreement, the following words and phrases are construed as follows:

  •
  Advance:  means any advance made available by the Bank to the Borrower under the Facility.

  •
  Advance Date:  means the day on which an Advance is made available to the Borrower.

  •
  Initial equivalent value:  means

  •
  for each Advance in GBP, the amount of the Advance; and

  •
  for each Advance in EUR, the equivalent value of the Advance in GBP, calculated at the spot [ILLEGIBLE] applied by the Bank three Business days prior to the Advance Date.

  •
  Interact Determination Date:  means the day on which interest rates are usually determined on the Interbank market concerned for Advances for which the Internal period begins on the same day as the Advance Date.

  •
  Maturity date:  means the last day of an Advance.

  •
  Expiry date:  notwithstanding the provisions of the Term-Out Option Period, the Expiry date means the earlier of:

    1)
    date falling six months after the date of the announcement of the Offer; or

    2)
    25 November 2004; or

    3)
    the date on which the Offer lapses.

  •
  Business days:  means

  •
  In respect of a payment or the determination of the beginning or end of an Interest period for an Advance in G&P, a day on which banks are open for business to the country of the currency concerned.

  •
  In respect of a payment or the determination of the beginning or end of an Interest period for an Advance in EUR a day on which the TARGET system functions;

  •
  In all other cease (including in respect of written notification to be sent to the Bank) a day on which banks are open for business in [ILLEGIBLE].

  •
  Margin:  means 0.20% per annum (twenty basis points per annum) until the Expiry date and if the term-out option is exercised by the Borrower, 0.30% (thirty basis points per annum) during the first 3 months of the Term-Out Option Period and 0.40% (forty basis points per annum) afterwards.

  •
  TARGET:  short for the "Trans-European Automated Real-Time Gross Settlement Expenses Transfer system.

  •
  Term-Out Option Period:  means the period from the date falling six months after the date of the announcement of the Offer or 25 November 2004, as the case may be, until maximum 13 May 200?, pursuant to a thirty days prior written request which the Borrower may send to the Bank provided point(s) of the definition of Expiry date has not occurred, in which case the last day of the Term-Out Option Period will become the extended Expiry date.

  •
  Unknown amounts:  means the amount of the Facility, If applicable as reduced or to be requested in accordance with the provisions of this agreement, less the initial equivalent value of all current Advances.

  •
  EUR:  means euro

  •
  OBP:  means pound sterling

CONDITIONS PRECEDENT FOR DRAWDOWN OF THE FACILITY

        No Advance will be granted

  •
  until such time as the Bank confirms in writing that the results of the investigations made by a Bank's external consultant regarding the due [ILLEGIBLE] declared by the Borrower (with a special focus on [ILLEGIBLE] Group's pipeline of products and litigation issues), are at the satisfaction of the Bank; and

  •
  until such time as the Bank is in receipt of all the documents required for the Bank to verify that the signatory(ies) of this agreement is/are duly authorized to sign on behalf of the Borrower; and

  •
  until such time as the Bank is in receipt of the names and specimen signatures of the persons authorized to issue the Bank with instructions on behalf of the Borrower in respect of the Facility.

        If the conditions precedent are not fulfilled by 30 May 2004, the Facility shall expire automatically on the date.

AVAILABILITY

A.    Application for Advances and repayment

        The Facility may be taken up in full or in part in the form of Advanced in GBP or in ELR for an initial equivalent value of the at least GBP 180,000,000 for periods of one week to 3 months, at the Borrower's option.

        The Advance date and the Liability date must be a Business day.

        The Borrower will [ILLEGIBLE] the Bank a written application for such Advance to be granted under this agreement at least three Business days prior to the Advance date. Such application in irrevocable and must include the following.

    1.
    the amount and currency of the Advances:

    2.
    the date of the Advance:

    3.
    the Maturity date of the Advances:

    4.
    the full reference of the account to which the amount of the Advance is to be credited.

        The Borrower that repay each Advance on the Maturity date in the currency in which it is made available.

B.    Terms applicable to Advances

    1.
    Throughout the term, rather the Advance nor the total of Advances (expressed at the initial equivalent value) may exceed the amount of the Facility, as reduced or to be reduced, if applicable, in accordance with the provisions of this agreement.

    2.
    No Advance may have a due date later than the Expiry date of the Facility.

    3.
    Any Advance repaid may be taken up again.

    4.
    The Bank is not obliged to grant any Advance If one of the events of default as specified under "SUSPENSION AND DEFAULT" or in the article 20 & 2 of the General Landing Conditions (the "Conditions Géneralés has occurred.

TERM

        The Facility will terminate automatically on the Expiry date.

        No amount which has expired may be reinstated as the amount of the Facility and of the credit facility will automatically be terminated, according to article 18 of the General Landing Conditions, on the relevant date up to the amount which has expired.

CANCELLATION

        On condition that he gives the Bank at least fifteen (15) days' notice to this effect, the Borrower may cancel the withdrawn portion of the Facility, without partially. In full or in part throughout the term of the Facility. In the event of period cancellation, the minimum amount will be GBP 180,000,000.

        The notice of cancellation is irrevocable. No amount cancelled may be reinstated as the amount of the Facility and the credit facility will automatically be terminated, according to the General Lending Conditions, on the relevant date up to the amount cancelled.

MANDATORY CANCELLATION AND PREPAYMENT

        The Borrower is required to make mandatory prepayments under this Facility out of any of the following not disposal proceeds:

  1)
  the proceeds from the Borrower's divestment of:

    •
    its Surface Specialties activities; and

    •
    Its Film activities;

          If these divestments occur before the Expiry data; and

  2)
  the proceeds from the refinancing of the Acquisition on a long term basis.

        The mandatory prepayments shall occur

  •
  In case of point 1) above,

    •
    8 months and 10 days after the announcement of the Offer, If the proceeds are received during the period from the announcement of the Offer until 6 months later; or

    •
    10 days after receipt of the proceeds, if the proceeds are received after the above mentioned period

  •
  In case of point 2) above, on the date the refinancing on a long term basis becomes available

        Amounts prepaid cannot be redrawn and the amount of the Facility will be cancelled with:

  •
  such amounts prepaid; and

  •
  the Undrawn amount (if any) existing at the occasion of each mandatory prepayment

INTEREST

        The interest rate applied to any Advance for the duration of the Advance concerned will be the rate per annum determined by the Bank and will comprise;

  •
  for Advance denominated in EUR:

  •
  The Interbank Interest rate for the euro [ILLEGIBLE] (Eur??) as published at 11am in Brussels on the Interest Determination Date on ?? or, if this is not available, on Tolerate for a period equal to the term of the Advance in question,

  •
  Plus the Margin.

        The Bank will notify the Borrower without delay each time the interest, rate is so determined.

        However, if the ?? is not published other by reuters or Tolerate, the interest rate applied will be

  •
  the mean of the rates quoted to the bank by first-class (KBC, ING, ABN-Amro, societe Generate) as being the rates which these banks are prepared to grant loans on the interbank market in the euro zone for an amount equal to the amount concerned on the interest Determination Date, for a period equal to the period of the Advance in question.

  •
  plus the Margin.

        The Bank will notify the Borrower without delay each time the interest rate is no determined.

  •
  for advances in GBP:

  •
  the Libor for the Interbank market in London as published at 11am (London time) on the interest Determination Date on Reuters—or, if this is not available, on Tolerate—for Advances in GBP for a period equal to the Advance in question,

  •
  plus the Margin.

        The Bank will notify the Borrower without delay each time interest rate is so determine.

        However, if the Libor is not published other by Reuters or Tolerate, the interest rate applies will be

  •
  the mean of the rates quoted to the Bank by major UK banks (National Westminster Bank, Lloyds TSB Bank and Barotays Bank) as being the rates at which these banks are prepared to grant loans on the interbank market for an amount equal to the amount concerned in the chosen currency on the interest Determination Date, for a period equal to the term of the Advance in question.

  •
  Plus the Margin.

        Interest due by the Borrower on any Advance will be calculated on the exact number of days elapsed. Interest will be calculated on the basic of the number of days in the year applied for GBP on this international markets and on the basic of a 360-day year for EUR. interest will be payable on the Maturity date of each Advance.

COMMITMENT FEE

        With effect from the date of signature of this agreement until the Expiry date of the Facility, the Borrower will own the Bank a commitment fee of 0.07?? per annum (seven basic points per annum) on the undrawn and uncancelled portion of the Facility.

        This commission will be charged monthly in arrears, in GBP. It will be due for the first time one month after signature of the agreement and for the last time on the Expiry date of the Facility (or the date of prepayment).

        This fee will be calculated on the exact number of days elapsed and on the basis of the number of days in the year applied for GBP on the international markets.

LATE INTEREST

        The Borrower will be charged late interest on any amount whatsoever not paid on the due date or the date for prepayment, calculated on a day-to-day basis with effect from the payment or prepayment date for the amount concerned to the date on which the Bank actually received payment, at a rate equal to the Libor or ??, as the case may be, (determined as specified under the Article "INTEREST" for successive periods chosen by the Bank but not exceeding three months) plus the Margin and 1% per annum.

REINVESTMENT PENALTY

        The Borrower will pay the Bank a reinvestment penalty in the following cases:

  •
  prepayment in part or in full of one or more Advances for any reason whatsoever,

  •
  in the event of Advances being called in before the due date.

        The Bank will calculate the amount of the penalty and will notify the Borrower of the amount without delay. The amount of the penalty will be the difference between the amount of the discounted income which the Advances) repaid would have earned between the date of prepayment the date on which the Advance(s) are called in, [ILLEGIBLE] the case may be, and its/their maturity and the amount of the ?? income which would have been generated if the same amount(s) had been Invested at the market raise for Identified period(s). The minimum amount of such penalty is EUR 2?0,00.

PAYMENTS

        All amounts due by the Borrower under this agreement will automatically become payable on the due date to the account specified by the Bank, no further notice to this effect being required.

        Payments received by the Bank under this agreement will be set off against the following Items in the order given below:

  1)
  llate interest.

  2)
  Interest.

  3)
  any other amounts due, excluding principal,

  4)
  repayment in principal.

        If a due date for any amount due from the Borrower under this agreement is not a Business day, the payment will be carried over in the next Business day unless this falls in the following month, in which case the payment will be made on the Business day preceding the original due date in question.

SUSPENSION AND DEFAULT

        Without prejudice to Article 20 § 2 of the General Landing Conditions, the Bank is entitled to terminate and/or suspend the Facility with immediate effect in any of the following cases:

  •
  If an amount owed by one of the Borrower's consolidated subsidiaries to a bank (including the Bank) or any other financial institution becomes due and payable prior to the due date, or if one of the Borrower's consolidated subsidiaries falls to repay any amounts borrowed from a bank (including the Bank) or any other financial institution on the due date;

  •
  If an event occurs which, according to the Bank, would have a material, negative effect on the Borrower's financial situation and the Borrower falls to propose or implement [ILLEGIBLE] acceptable to the Bank within thirty days of a registered [ILLEGIBLE] being sent by the Bank to the Borrower notifying the occurrence of such an event;

        The events of default specified above for the Borrower will also be considered as events of default and/or suspension if they occur in relation to one or more companies which hold or may hold, directly or indirectly, a state in the Borrower's capital, and also if they occur in relation to one or more companies in which the Borrower holds or may held, directly or indirectly, a state of at least 50% if the capital.

        If the Bank terminates the Facility all the obligations will cause with immediate effect and the Advances granted will be repaid immediately, together with interest accrued up to the date of repayment and any other amounts due to the Bank under this agreement, including the reinvestment penalty—the procedure for calculating the reinvestment penalty is given under "REINVESTMENT PENALTY".

REPRESENTATIONS AND WARRANTIES

1.
The Borrower states that his consolidated and non-consolidated annual accounts are accurate and complete and that there have been no changes in his [ILLEGIBLE] or activities since his last balance sheet was published which could affect his ability to fulfill his obligations.

  The Borrower undertakes to provide the Bank with a copy of his annual report, including his consolidated and non-consolidated balance sheet and income statement, together with any consolidated and non-consolidated financial and accounting statements which he is required to submit by law, as soon as they are available.

2.
The Borrower states that it has taken all corporate action in order to approve all provisions of the structuring of the Acquisition.

3.
The Borrower states that as at today's date he has not granted any [Illegible] [Illegible] on his moveable or immoveable property or any power of attorney relating to the said property, other than those disclosed in the most recent annual financial statement.

        The above-mentioned representations and warranties will remain in force until this agreement expires.

MARKET DYSFUNCTION

        The Bank shall advise the Borrower immediately if it ascertains (and the Borrower may not contact this) between the third and last Business day prior to an Advance date that due to circumstances obtaining on the interbank euro currency market it is impossible to obtain deposits in OBP for an amount equal to the amount of the Advance in question and for a period equal to the term of the Advance concerned, and the Advance will be granted in SUR or will not be granted.

INCREASED COST

        If, by virtue of new laws, regulations or directives from an official body or a [Illegible], [Illegible] or banking measure, or an amendment in respect of the interpretation or implementation of such law, directive or measure, concerning inter also the Banks capital adequacy requirements, reserve requirements or the way in which it allocates equity capital to cover its rights and obligations arising under this agreement results in:

  •
  increasing the cost to the Bank of granting this Facility;

  •
  the Bank being required to make a payment on, or calculated by reference to, the Facility:

  •
  reducing the amount of any payment due to the Bank under this agreement;

  •
  the Bank being obliged to increase the amount of equity capital allocated to cover rights and obligations under this agreement.

        the Bank will immediately advise the Borrower to this affect in writing, specifying the interest rate and/or the rate for any other fees or commissions which will apply to the Facility or the amount due to the Bank in order to compensate the Bank for the above-mentioned consequences.

        The Borrower will have the option, to be confirmed to the Bank in writing within a period of fifteen (15) days of receiving the advice from the Bank, or;

  •
  either maintaining the Facility and bearing the additional costs. The increased cost will apply at the latest thirty days after the date on which the Bank notifies the Borrower that it is to take effect.

  •
  or terminating the Facility without penalty. The current Advances will be repaid on their due dates,

        If the Borrower does not give the Bank written confirmation within the required time limit, this first option above will apply.

        It is understood that if the competent body concerned subsequently reduces the impact of, or abolishes, the measures in question, the Bank will reduce, or cancel, as the case may be, the increased cost referred to above on a pro rata basis as from the data on which the said measures are abolished or their impact reduced.

INDEPENDENT NATURE OF ARTICLES

        If one of the clauses of this agreement should prove to be null and void or impossible to implement, this shall not in any way affect or [Illegible] the validity of the other clauses.

GENERAL PROVISIONS

        All advises, requests or other notifications in connection with this agreement will be considered validly made if sent to the following address:

  •
  for the Borrower:
  UCB S.A.
  [ILLEGIBLE]
  1070 Brussels

  •
  for the Bank and regarding
  OPERATIONAL MATTERS:
  Fortis Bank S.A.
  Corporate Credit Support (1 MASH)
  3, [ILLEGIBLE]
  1000 Brussels

  Attention of:
  Mrs. [ILLEGIBLE]
  Mr. [ILLEGIBLE]

  CREDIT MATTERS:
  Fortis Bank S.A.
  Corporate Credit Support (1 MASH)
  3, [ILLEGIBLE]
  1000 Brussels

  Attention of Mr [ILLEGIBLE]

        All advises, requests or other notifications to be given in writing may also be given by fax in that event, the contracting parties agree that fax notification shall have the same evidential value as original documents.

        Done at Brussels in two original copies on 17 May 2004.

UCB S.A.		FORTIS BANK S.A.
Signature:	/s/ D.Janssen	Signature:	/s/ Marc Van Lerberghs
Name:	D.JANSSEN	Name:	Marc Van Lerberghs
Capacity:	DIRECTOR	Capacity:	Director
Signature:	/s/ G.Jacobs	Signature:	/s/ Hilde Wuyts
Name:	G.JACOBS	Name:	Hilde WUYTS
Capacity:	DIRECTOR	Capacity:	Corporate Credit Support Director

        This document must be signed by persons with authority to commit them company in acts of disposal.

APPENDIX C
THE CONDITIONS

QuickLinks

  Exhibit 99.4